Exhibit 99.1
NEWS RELEASE
Western Liberty Bancorp Reports 2010 Financial Results
Tangible Book Value Totals $5.79 per Share
Las Vegas, NV — March 25, 2011—Western Liberty Bancorp, Inc. (NASDAQ: WLBC), the bank holding company for Service1st Bank of Nevada, today reported exceptionally strong capital ratios, a recently fair valued loan portfolio and strong core deposits in 2010, marking the company’s first two months of operations after the merger with Service1st Bank on October 28, 2010. Reflecting approximately $6 million in transaction-related expenses, Western Liberty booked a 2010 net loss of $7.7 million, or $0.65 per share. Western Liberty reported a net loss of $14.9 million, or $0.45 per share, in 2009, when it was solely a shell company. All results in this news release are unaudited; audited results will be filed in the company’s Form 10K on or before March 31, 2011.
“Following the business combination of Western Liberty and Service1st Bank, we are one of the best capitalized banks in the nation, with a balance sheet that has been marked-to-market in one of the hardest hit economies in the country,” said William Martin, Chief Executive Officer. “We believe we are well positioned to benefit from any improvements in the greater Las Vegas economy and represent a strong value for investors.”
“We completed the purchase accounting evaluation required by generally accepted accounting principles (GAAP) and marked our assets and liabilities to market as of the date of the merger,” said George Rosenbaum. “Based on a discounted cash flow analysis, including estimated costs for sale or other disposition of loans, the total mark-to-market for the loan portfolio was a $15.1 million discount. In addition over the past three years, the total net charge-offs of the loan portfolio have been $17.2 million, of the $143 million peak value reached in June 2009. We believe the cumulative adjustments have brought the loan portfolio valuation into line with the currently depressed market values in the greater Las Vegas area. Though classified and nonperforming assets remain elevated, these balances reflect material valuation adjustments.”
Financial Highlights (at or for the periods ended December 31, 2010)
•	Service1st Bank has exceptionally strong capital ratios with Tier 1 Capital/risk-adjusted assets of 30.6%.

•	Western Liberty also has exceptionally strong capital with Tier 1 Capital/risk-adjusted assets of 35.9%.

•	Western Liberty’s tangible common equity to tangible assets at year end was 34.8%, compared to 7.2% average for the 331 institutions that are included in the SNL US Bank Index.

•	Book value was $6.22 per share and tangible book value was $5.79 per share, at year end, based on 15,088,023 shares outstanding.

•	Total cash and cash equivalents held by Western Liberty Bancorp was $103.2 million, of which $53.5 million is at the holding company level.

•	Noninterest bearing deposits accounted for 42% of total deposits and core deposits (excluding time certificates) were more than 70% of total deposits.

•	Goodwill and core deposit intangible assets recorded as a result of the merger totaled $6.4 million.

•	Service1st Bank generated a net profit from October 28, 2010, to December 31, 2010, of $186,000 which was offset at the holding company level by merger-related expenses and on-going compliance expenses.

•	Transaction-related costs associated with the merger added approximately $6 million to operating expenses in 2010 and contributed to the majority of the loss in 2010.

Western Liberty Reports 2010 Results
March 25, 2011

“We continue to work with our advisors to meet all regulatory requirements, and our regularly scheduled annual exam was in the second quarter last year,” said Martin. “With more than 20 years of experience as a bank regulator with the Office of the Comptroller of the Currency, I fully understand the complexities of this process and believe we have made substantial progress in complying with our regulatory order. Our three top priorities are to improve the regulatory status of the bank, to prevent any further deterioration of book value, and to achieve profitability in the near term and maximize profitability in the long term.”
Nevada Economic Update
“With U.S. consumption spending rising for the ninth straight month, the Nevada economy continues to show uneven signs of recovery,” said Stephen P. A. Brown, PhD, Director, Center for Business and Economic Research at the University of Nevada, Las Vegas on February 11, 2011. “For the second half 2010, Nevada visitor volume was up 2.6% over second half 2009. Gaming revenues for second half 2010 were up 1.5% over second half 2009, with December gaming revenue 2.0% above November but 2.4% below a year earlier. Even with tourism and gaming showing signs of improvement in second half 2010, the Nevada unemployment rate rose to a record high of 14.6% in December.
“The economic picture for Clark County, where Las Vegas is located, has been more robust than the state as a whole,” Brown continued. “Visitor volume for second half 2010 was up 3.2% over second half 2009. Gaming revenues for second half 2010 were up 2.3% over second half 2009, with December gaming revenue 2.5% above November but 2.6% below a year earlier. November taxable sales were down 1.4% from October but higher than a year earlier. Residential construction permits surged upward and Las Vegas employment nudged upward in December. On the less favorable side, the Las Vegas unemployment rate rose to 14.9% in December, nearly matching the record high of 15.0% set in September.
“With the national recovery picking up steam, the Nevada economy shows uneven signs of growth. Given the reluctance of businesses to invest and hire, the growth of the U.S. economy is likely to remain uneven, which will likely mean a continued slow and uneven recovery for the Nevada economy. The Southern Nevada real estate and construction sectors are likely close to bottom. Some real estate experts have voiced opinion that the remaining overhang of residential and commercial space in Southern Nevada is of sufficiently low quality that the market for higher-quality real estate will show improvement in 2011,” Brown concluded.
Balance Sheet Review
Western Liberty’s total assets were $257.5 million at December 31, 2010, which reflects completion of the acquisition of Service1st Bank of Nevada on October 28, 2010. Prior to this acquisition, Western Liberty had no operating arm.
Commercial real estate loans accounted for 52% of the loan portfolio and commercial loans comprised 34% of the loan portfolio at December 31, 2010. Construction and land development loans accounted for 6% of the loan portfolio and residential real estate loans were 9% of total loans at December 31, 2010. Of the total loan portfolio, 66% is secured by real estate and 38% of the real estate loan portfolio is owner occupied. The loan portfolio includes fair value adjustments as of October 28, 2010, as a result of the acquisition. The majority, or 56%, of the loan portfolio is adjustable rate loans, with most of these loans indexed to the national prime rate. In addition, most of these loans have interest rate minimums which are above the current prime rate index.
Total deposits were $160.3 million at December 31, 2010, with 42% of the total in non-interest bearing demand accounts. “We continue to have a solid core deposit base with virtually no brokered funding,” said Martin. Since year end, a $23.5 million interest bearing demand account was reduced, and transaction accounts dropped from 78% of total deposits at year end to 74% of total deposits following the transfer.
Total shares outstanding were 15.1 million at year end and there are 200,000 restricted stock units convertible into common shares on a one-for-one basis.

Western Liberty Reports 2010 Results
March 25, 2011

Asset Quality
Nonperforming assets totaled $13.8 million, or 5.37% of total assets at December 31, 2010. “Due to the accounting requirements, the loan loss allowance established by Service1st prior to the merger did not transfer to Western Liberty and any future provisions for loan losses will be based on the performance of the loan portfolio after the mark-to-market adjustments and for new loans recorded. Consequently our provision for loan losses was $36,000 which equals our total allowance for loan losses at year end,” said Rosenbaum.
Classified assets, which include nonperforming loans as well as loans that continue to perform but have some identified weakness totaled $22.8 million, or 21% of the loan portfolio. “We continue to work with borrowers to reduce our level of classified assets and are exploring a number of financial alternatives. We believe with the classified and nonperforming assets marked-to-market, we have flexibility in resolving the performance of these assets,” Rosenbaum noted.
About Western Liberty Bancorp
Western Liberty Bancorp is a Nevada bank holding company which conducts operations through Service1st Bank of Nevada, its wholly owned banking subsidiary. Service1st Bank operates as a traditional community bank and provides a full range of deposit, lending and other banking services to locally-owned businesses, professional firms, individuals and other customers from its headquarters and two retail banking facilities located in the greater Las Vegas area. Services provided include basic commercial and consumer depository services, commercial working capital and equipment loans, commercial real estate loans, and other traditional commercial banking services. Primarily all of the bank’s business is generated in the Nevada market.
www.westernlibertybank.com
Sources: Nevada economy http://cber.unlv.edu/cond.html
SNL US Bank index
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FORWARD LOOKING STATEMENTS
This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Western Liberty or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

Western Liberty Reports 2010 Results
March 25, 2011

Balance Sheet
(Dollars in thousands, except per share data)
(Unaudited)

	December 31,	December 31,
	2010	2009
Assets:
Cash and due from banks	$11,675	$971
Money market funds	52,206	86,998
Interest-bearing deposits in banks	39,346	—

Cash and cash equivalents	103,227	87,969
Certificates of deposits	26,889	—
Securities, available for sale	1,819	—
Securities, held to maturity	5,314	—
Loans:
Construction, land development and other land	5,923	—
Commercial real estate	54,975	—
Residential real estate	9,247	—
Commercial and industrial	35,946	—
Consumer	131	—
Plus: net deferred loan costs	37	—

Total loans	106,259	—
Less: allowance for loan losses	(36)	—

Net loans	106,223	—
Premises and equipment, net	1,228	—
Other real estate owned, net	3,406	—
Goodwill, net	5,633	—
Other intangibles, net	768	—
Accrued interest receivable and other assets	3,039	551

Total assets	$257,546	$88,520

Liabilities:
Demand deposits, noninterest bearing	$67,087	$—
NOW and money market	56,509	—
Savings deposits	1,273	—
Time deposits $100,000 or more	30,498	—
Other time deposits	4,919	—

Total deposits	160,286	—
Accrued interest and other liabilities	3,431	628

Total liabilities	163,717	628

Shareholders’ Equity:
Common stock	1	1
Additional paid-in capital	117,317	103,730
Accumulated deficit	(23,489)	(15,839)

Total shareholders’ equity	93,829	87,892

Total liabilities and stockholders’ equity	$257,546	$88,520

Western Liberty Reports 2010 Results
March 25, 2011

Income Statement
(Dollars in thousands, except per share data)
(Unaudited)

	December 31,
	2010	2009
Interest Income:
Interest and fees on loans	$1,403	$—
Interest on securities, taxable	47	—
Interest on Federal funds sold and other	80	139

Total interest income	1,530	139
Interest Expense:
Interest expense on deposits	115	—

Net interest income	1,415	139
Provision for loan losses	36	—

Net interest income after provision for loan losses	1,379	139

Other Operating Income:
Service charges	57	—
Loan and late fees	3	—
Other	48	—

Total other operating income	108	—

Other Operating Expense:
Salaries and employee benefits	1,461	72
Occupancy, equipment and depreciation	269	—
Computer service charges	51	—
Federal deposit insurance	90	—
Legal and professional fees	3,851	12,612
Advertising and business development	7	1
Insurance	825	301
Telephone	19	—
Printing and supplies	314	748
Stock-based compensation	1,770	869
Other	480	434

Total other operating expense	9,137	15,037

Net loss	$(7,650)	$(14,898)

Basic EPS	$(0.65)	$(0.45)
Diluted EPS	$(0.65)	$(0.45)
Average basic shares
Average diluted shares
Note: 2010 financial results reflect operations of Service1st Bank from October 28, 2010, to December 31, 2010, only.

Western Liberty Reports 2010 Results
March 25, 2011

Selected Financial Highlights
(Dollars in thousands, except per share data)
(Unaudited)

	December 31,
	2010	2009
Per Share data:
Book Value	$6.22		$8.02
Tangible Book Value	$5.79		N/A

Selected Balance Sheet Data:
Total Assets	$257,546		$88,520
Cash and cash equivalents	103,227		87,969
Gross loans, including net deferred loan costs	106,259		—
Allowance for loan losses	36		—
Deposits	160,286		—
Stockholders’ equity	93,829		87,891

Asset Quality:
Nonperforming loans	$10,426	$	N/A
Allowance for loan losses as a percentage of nonperforming loans	0.35%		N/A
Allowance for loan losses as a percentage of portfolio loans	0.03%		N/A
Nonperforming loans as a percentage of total portfolio loans	9.81%		N/A
Nonperforming assets as a percentage of total assets	5.37%		N/A
Net charge-offs to average portfolio loans	0.00%		N/A

Capital Ratios:
Average equity to average assets	44.11%		68.73%
Tier 1 equity to average assets	35.90%		N/A
Tier 1 Risk-Based Capital ratio	35.90%		N/A
Total Risk-Based Capital ratio	36.30%		N/A
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Note Transmitted on GlobeNewswire on March 25, 2011, at 5:30 a.m. Pacific Daylight Time